EXHIBIT 99.1

Upexi Announces Closing of Approximately $150 Million Private Placement of Convertible Notes as Part of Previously Announced $200 Million Concurrent Offering

TAMPA, Fla., July 17, 2025 (GLOBE NEWSWIRE) --Upexi, Inc. (NASDAQ: UPXI) (the “Company” or “Upexi”), a brand owner specializing in the development, manufacturing and distribution of consumer products with diversification into the cryptocurrency space, today announced the closing of a private placement convertible note offering, with such convertible notes issued in exchange for locked and spot Solana (“SOL”), with an aggregate original principal amount of approximate $150 million (the “Note Offering”) with certain institutional investors and qualified purchasers.

The closing of the Note Offering alongside the previously disclosed $50 million private placement of common stock (the “Equity Offering”) resulted in approximately $200 Million of gross proceeds to the Company before deducting placement agent fees and other offering expenses.

The Convertible Notes are collateralized by SOL provided by the respective holders.  The Convertible Notes have an interest rate of 2.0% payable on a quarterly basis, a fixed conversion price of $4.25 per share and maturity of 24 months.

Big Brain Holdings acted as the lead investor in the Note Offering alongside additional institutional investors.

The SOL underlying the Note Offering became part of the Company’s Solana treasury upon closing. The Company has approximately 1.65 million SOL following the close of the Note Offering, more than doubling the previously disclosed balance of 735,692 SOL.

A.G.P./Alliance Global Partners acted as the sole placement agent in connection with the offering.

The offer and sale of the foregoing securities was made in a transaction not involving a public offering, and the securities have not been registered under the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws. Accordingly, the securities may not be offered or sold in the United States except pursuant to an effective registration statement or an applicable exemption from the registration requirements of the Securities Act and such applicable state securities laws.

This press release shall not constitute an offer to sell or a solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such state or other jurisdiction.

About Upexi, Inc.

Upexi is a brand owner specializing in the development, manufacturing, and distribution of consumer products. The Company has entered the cryptocurrency industry and cash management of assets through a cryptocurrency portfolio. For more information on Upexi’s treasury strategy and future developments, visit www.upexi.com.

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Company Contact

Brian Rudick, Chief Strategy Officer

Email:brian.rudick@upexi.com

Phone: (216) 347-0473

Media Contact

Gasthalter & Co.

Upexi@gasthalter.com

Investor Relations Contact

KCSA Strategic Communications

Valter Pinto, Managing Director

Email: Upexi@KCSA.com

Phone: (212) 896-1254

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